                                                                      EXHIBIT 23


                         Consent of Independent Auditors




The Board of Directors
Diebold, Incorporated



We consent to incorporation by reference in the Registration Statement (No.33-32960) on Form S-8 of Diebold, Incorporated of our report dated June 23, 2000 relating to the statements of net assets available for benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the Diebold, Incorporated 401(k) Savings Plan.







/s/KPMG LLP
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KPMG LLP

Cleveland, Ohio
June 23, 2000




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